UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 ________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 ________________________

JA SOLAR HOLDINGS CO., LTD.

(Exact Name of Registrant as Specified in Its Charter)

The Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Jinglong Group Industrial Park Jinglong Street Ningjin, Hebei Province 05550 The People’s Republic of China
(Address of Principal Executive Offices)

________________________

JA Solar Holdings Co., Ltd. 2006 Stock Incentive Plan
(Full title of the plan)

________________________

CT Corporation System 111 Eighth Avenue New York, NY 10011 Tel: (212) 894-8400 (Name, address, including zip code, and telephone number of agent for service)

Copies to:

Gregory G. H. Miao

Skadden, Arps, Slate, Meagher & Flom

42/F, Edinburgh Tower, The Landmark

15 Queen’s Road, Central

Hong Kong

(852) 3740-4700

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary Shares, par value US$0.0001 per share(3)	2,400,000	$6.27	$15,048,000
Ordinary Shares, par value US$0.0001 per share(3)	9,699,000	$10.22	$99,123,780
Total	12,099,000	—	$114,171,780	$3,505

Notes:

(1) This Registration Statement covers the aggregate number of shares which may be issued upon the exercise of options which have been granted and may be granted under the JA Solar Holdings Co., Ltd. 2006 Stock Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of JA Solar Holdings Co., Ltd. (the “Registrant”) that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2) Pursuant to Rule 457 (c) and 457 (h) (1) under the Securities Act, the proposed maximum aggregate offering price is calculated as the sum of (a) the product of 2,400,000 ordinary shares issuable upon the exercise of outstanding options as of June 29, 2007 multiplied by the exercise price of US$6.27 per share, which is equal to an aggregate offering price of US$ 15,048,000, and (b) the product of the remaining 9,699,000 ordinary shares issuable or reserved under the Plan multiplied by US$10.22 per ordinary share, calculated based on the average of the high and low prices of the American Depositary Shares (“ADSs”) on The NASDAQ Stock Market as of June 25, 2007, which is equal to an aggregate offering price of US$99,123,780.

(3) These shares may be represented by the Registrant’s American Depositary Shares, each of which represents three ordinary shares. American Depositary Shares issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-140009).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information

The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission as part of this Registration Statement.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)

The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2006 (File No. 001-33290), filed with the Commission on June 1, 2007, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which includes audited financial statements for the year ended December 31, 2006;

(b)	The Registrant’s Report of Foreign Private Issuer on Form 6-K (File No. 001-33290) filed with the Commission on March 26, 2007;

(c)	The Registrant’s Report of Foreign Private Issuer on Form 6-K (File No. 001-33290) filed with the Commission on April 2, 2007;

(d)	The Registrant’s Report of Foreign Private Issuer on Form 6-K (File No. 001-33290) filed with the Commission on April 5, 2007;

(e)	The Registrant’s Report of Foreign Private Issuer on Form 6-K (File No. 001-33290) filed with the Commission on May 23, 2007

(f)	The Registrant’s Report of Foreign Private Issuer on Form 6-K (File No. 001-33290) filed with the Commission on May 31, 2007

(g)	The Registrant’s Report of Foreign Private Issuer on Form 6-K (File No. 001-33290) filed with the Commission on June 13, 2007; and

(h)

The description of the Registrant’s ordinary shares and American Depository Shares representing ordinary shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-33290), filed with the Commission pursuant to Section 12(g) of the Exchange Act on February 1, 2007, as amended, which incorporates by reference the description of the Registrant’s ordinary shares set forth under “Description of Share Capital” and the description of the Registrant’s American Depositary Shares set forth under “Description of American Depositary Shares” in the Registrant’s Registration Statement on Form F-1 (File No. 333-140002), originally filed with the Commission on January 16, 2006, as amended.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s articles of association provide that the Registrant’s directors and officers shall be indemnified from and against all actions, costs, charges, losses, damages and expenses which they shall or may incur or sustain or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
See attached Exhibit Index.

Item 9.	Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference into this Registration Agreement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ningjin, Hebei, the People’s Republic of China, on June 29, 2007.

JA Solar Holdings Co., Ltd.

By: /s/ Huaijin Yang

Name: Huaijin Yang

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Huaijin Yang and Hexu Zhao, and each of them, as his or her true and the lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Huaijin Yang Huaijin Yang	Chief Executive Officer and Director (principal executive officer)	June 29, 2007
/s/ Hexu Zhao Hexu Zhao	Chief Financial Officer (principal financial officer)	June 29, 2007
/s/ Ximing Dai Ximing Dai	Chief Technology Officer and Director	June 29, 2007
/s/ Baofang Jin Baofang Jin	Chairman of the Board of Directors	June 29, 2007
/s/ Bingyan Ren Bingyan Ren	Director	June 29, 2007
/s/ Nai-Yu Pai Nai-Yu Pai	Independent Director	June 29, 2007
/s/ Kang Sun Kang Sun	Independent Director	June 29, 2007
/s/ Honghua Xu Honghua Xu	Independent Director	June 29, 2007

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of JA Solar Holdings Co., Ltd., has signed this Registration Statement or amendment thereto in Newark, Delaware, on June 29, 2007.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 1.1 to the Annual Report of the Registrant on Form 20-F (Form No. 001-33290))

4.2	JA Solar Holdings Co., Ltd. 2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registration Statement of the Registration on Form F-1 (Form No. 333-140002, as amended)

5.1*	Opinion of Conyers Dill & Pearman, counsel to the Registrant, regarding the legality of the ordinary shares

23.1*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers Zhang Tian CPAs Limited Company

24.1*	Power of Attorney (included on the signature page hereto)

*Filed herewith